Exhibit 99.02

Glu Reports Second Quarter 2012 Financial Results

  111% GAAP and non-GAAP quarterly smartphone revenue growth year over year
  Record GAAP gross margin of 87% and non-GAAP gross margin of 91% in Q2 2012 driven by the Deer Hunter brand purchase and continued original IP success
  Generated operating cash flow of $1.6 million in Q2 2012
  Full Year 2012 Adjusted EBITDA guidance increased to better than break even
  Acquired gaming technology platform and infrastructure provider GameSpy

SAN FRANCISCO --(BUSINESS WIRE)--August 2, 2012--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of freemium games for smartphone and tablet devices, today announced financial results for its second quarter ended June 30, 2012.

“We are very pleased with our strong execution during the second quarter,” stated Niccolo de Masi, Chief Executive Officer of Glu. “Our ability to grow our quarterly smartphone revenues by 111% year over year was driven by our strength in freemium, male-oriented games such as Deer Hunter Reloaded and Frontline Commando across iOS, Android, and Amazon. We remain excited about our strong slate of sequel and new franchise titles that will launch primarily between September and December. We believe that Glu is well positioned for strength in Q4 and beyond.

De Masi continued, “In addition, we are excited to have completed the acquisition of GameSpy, formerly a subsidiary of IGN Entertainment, Inc., which brings Glu industry-recognized leadership in online, cross-platform technology infrastructure. GameSpy’s battle-tested team will enable Glu’s product roadmap to include robust and highly scalable multiplayer and social functionality. We expect that GameSpy will be earnings neutral in the near term; however, the acquisition of GameSpy is expected to help us drive higher monetization and lifetime value in Glu’s titles from 2013 on.”

Second Quarter 2012 Financial Highlights:

  Revenue: Total GAAP revenue was $23.6 million in the second quarter of 2012 compared to $17.7 million in the second quarter of 2011. Total non-GAAP revenue was $24.2 million in the second quarter of 2012 compared to $17.9 million in the second quarter of 2011. Non-GAAP revenue excludes changes in deferred revenue.
  Gross Margin: GAAP gross margin was 87% in the second quarter of 2012 compared to 78% in the second quarter of 2011. Non-GAAP gross margin was 91% in the second quarter of 2012 compared to 83% in the second quarter of 2011. Non-GAAP gross margin excludes changes in deferred revenue and royalties and amortization of intangible assets.
  GAAP Operating Loss: GAAP operating loss was $(5.2) million in the second quarter of 2012 compared to a $(1.6) million loss in the second quarter of 2011.
  Non-GAAP Operating Income: Non-GAAP operating income was $602,000 in the second quarter of 2012 compared to $29,000 during the second quarter of 2011. Non-GAAP operating income excludes changes in deferred revenue and deferred royalty expense, stock-based compensation expense, amortization of intangible assets, restructuring charges, change in fair value of the Blammo earnout and transitional costs.

  Adjusted EBITDA: Adjusted EBITDA was $1.2 million for the second quarter of 2012 compared to $435,000 during the second quarter of 2011. Adjusted EBITDA is defined as non-GAAP operating income less depreciation.
  GAAP Net Loss and EPS: GAAP net loss was $(3.0) million for the second quarter of 2012 compared to a GAAP net loss of $(1.8) million for the second quarter of 2011. GAAP EPS was a loss of $(0.05) for the second quarter of 2012, based on 63.8 million weighted-average basic shares outstanding, compared to a loss of $(0.03) for the second quarter of 2011, based on 54.6 million weighted-average basic shares outstanding.
  Non-GAAP Net Income/(Loss) and EPS: Non-GAAP net income was $199,000 for the second quarter of 2012 compared to a loss of $(506,000) for the second quarter of 2011. Non-GAAP EPS was break even for the second quarter of 2012 based on 63.8 million weighted-average basic shares outstanding, compared to a loss of $(0.01) for the second quarter of 2011 based on 54.6 million weighted-average basic shares outstanding.
  Cash Flows Generated/ (Used) in Operations: Cash flows generated from operations were $1.6 million for the second quarter of 2012 compared to cash flows used in operations of $(457,000) for the second quarter of 2011.

Selected Second Quarter of 2012 Operating Highlights and Metrics:

  We launched two new freemium titles – Lil’ Kingdom and Deer Hunter Reloaded.
  Our total GAAP smartphone revenues of $19.9 million grew 111% from Q2 2011 and comprised 84% of total GAAP revenues.
  Our non-GAAP smartphone revenues of $20.4 million grew 111% from Q2 2011 and were 85% of total non-GAAP revenues.
  Our non-GAAP freemium revenue (micro-transactions, in-game advertising and offers) grew 151% to $19.2 million compared to $7.7 million in Q2 2011.

Recent Developments and Strategic Initiatives:

  We completed the acquisition of GameSpy.
  We launched two new freemium games, Gears & Guts and Mutant Roadkill, on the Apple App Store and Google Play.
  We released two of our top freemium games, Gun Bros and Contract Killer, for Xbox LIVE® for Windows Phone.
  We announced that we were the first third-party developer to leverage in-app purchasing on the Windows Phone platform.
  We announced the availability of Frontline Commando on the Mac App Store.
  We announced the availability of Deer Hunter Reloaded, Frontline Commando, Samurai vs. Zombies Defense, and Lil’ Kingdom on the new Nexus 7, powered by Google Android 4.1 Jelly Bean.

  We announced the availability of Contract Killer, Gun Bros, Big Time Gangsta, Bug Village, and Stardom: The A-List on the new Facebook App Center.
  We launched Glu Credits, the first universal currency on the GooglePlay store which allows users interoperability with virtual currency purchases across a growing list of Glu titles.
  We launched Glu VIP Club, our new Android subscription service allowing users to receive significant bonus Glu Credit value as part of a monthly membership fee.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“Our strong second quarter results were driven by the success of games such as Deer Hunter Reloaded, Frontline Commando and Samurai vs. Zombies Defense,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “We also benefitted from the timely acquisition of the Deer Hunter brand, which resulted in our ability to achieve record gross margins during the quarter. The combination of our better than expected second quarter performance and increased expectation for the year will result in our ability to end the year with more than $21.0 million in cash.”

Business Outlook as of August 2, 2012:

The following forward-looking statements reflect expectations as of August 2, 2012. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for mobile handsets, including smartphones, tablets and next-generation platforms; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring and premium deck placement; smartphone storefronts, carriers and other distributors maintaining their networks and provisioning systems to enable consumer purchases; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Third Quarter Expectations – Quarter Ending September 30, 2012:

  Non-GAAP revenue is expected to be between $20.25 million and $21.25 million and non-GAAP smartphone revenue is expected to be between $17.5 million and $18.5 million.
  Non-GAAP gross margin is expected to be approximately 89%.
  Non-GAAP operating expenses are expected to be approximately $22.6 million.
  Adjusted EBITDA loss, defined as non-GAAP operating loss excluding depreciation of approximately $600,000, is expected to range from a loss of $(3.1) million to a loss of $(4.0) million.
  Income tax expense is expected to be $(0.2) million.
  Non-GAAP net loss is expected to be between $(3.9) million and $(4.8) million, or a net loss of $(0.06) to $(0.07) per weighted-average basic share.
  Weighted average common shares outstanding for the third quarter of 2012 are expected to be approximately 64.5 million basic and 70.8 million diluted.
  Glu’s cash balance at September 30, 2012 is expected to be approximately $21.0 million.

2012 Expectations – Full Year Ending December 31, 2012:

  Non-GAAP revenue is expected to be between $94.4 million and $96.4 million and non-GAAP smartphone revenue is expected to be between $81.9 million and $83.9 million.
  We expect to achieve profitability for non-GAAP operating income and generate cash flows from operations in the fourth quarter of 2012.
  We expect to achieve better than break even Adjusted EBITDA for the full year in fiscal 2012.
  Glu’s cash balance at December 31, 2012 is expected to be more than $21.5 million with no debt and we will not need to raise debt or issue equity to support our operations in 2012.
  We expect to launch a total of 23 titles in fiscal 2012.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (888) 634-0559, or if outside the U.S., (817) 385-9380, with conference ID # 10555321 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 3:10 p.m. Pacific Time, August 2, 2012, and 8:59 p.m. Pacific Time, August 9, 2012, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 10555321.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP freemium revenues, non-GAAP operating expenses, non-GAAP gross margins, non-GAAP operating income/(loss), non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and royalties;
  Amortization of in-process development contracts;
  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Release of tax liabilities; and

  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance and is defined as non-GAAP operating income/(loss) excluding depreciation.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

2008 Equity Inducement Plan

In connection with the GameSpy acquisition, Glu issued stock options to purchase a total of 115,500 shares of its common stock to 13 non-executive employees of GameSpy from Glu’s 2008 Equity Inducement Plan. The stock options have a six-year term, vest on a four-year schedule (25% of the underlying shares vest on the first anniversary of the employee's hire date and 2.083% of the underlying shares vest monthly thereafter), and have an exercise price equal to the closing price of Glu's common stock on the NASDAQ Global Market on August 2, 2012.

Glu’s Board of Directors adopted the 2008 Equity Inducement Plan to facilitate the granting of stock options as an inducement to new employees to join Glu. In accordance with NASDAQ Marketplace Rule 5635(c)(iv), these awards were made under a stock incentive plan that has not received stockholder approval. NASDAQ rules require a public announcement of equity awards made under this type of plan.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook as of August 2, 2012" ("Third Quarter Expectations – Quarter Ending September 30, 2012" and “2012 Expectations – Full Year Ending December 31, 2012”); and the statements that GameSpy’s battle-tested team will enable Glu’s product roadmap to include robust and highly scalable multiplayer and social functionality; we expect that GameSpy will be earnings neutral in the near term; the acquisition of GameSpy is expected to help us drive higher monetization and lifetime value in Glu’s titles from 2013 on; and the combination of our better than expected second quarter performance and increased expectation for the year will result in our ability to end the year with more than $21.0 million in cash. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of August 2, 2012"; the risk that Glu will be unable to successfully integrate GameSpy, Griptonite and Blammo and its employees and achieve expected synergies, the risk that Glu will have difficulty retaining key employees of GameSpy, Griptonite and Blammo; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop freemium games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google, the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to freemium gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of freemium games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as BLOOD & GLORY, DEER HUNTER, FRONTLINE COMMANDO, GUN BROS, and SAMURAI VS. ZOMBIES DEFENSE on a wide range of platforms including iOS, Android™, Windows Phone, Google Chrome and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with major offices outside Seattle, and overseas in Brazil, Canada, China and Russia. Consumers can find high-quality entertainment created exclusively for their mobile devices wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

BIG TIME GANGSTA, BLOOD & GLORY, BUG VILLAGE, DEER HUNTER, FRONTLINE COMMANDO, GEARS & GUTS, GUN BROS, LIL’ KINGDOM, MUTANT ROADKILL, SAMURAI VS ZOMBIES DEFENSE, STARDOM: THE A LIST, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$24,532	$32,212
Accounts receivable, net	14,009	11,821
Prepaid royalties	176	483
Prepaid expenses and other current assets	2,107	1,881
Total current assets	40,824	46,397

Property and equipment, net	3,920	3,934
Other long-term assets	612	404
Intangible assets, net	12,427	10,078
Goodwill	22,030	21,991
Total assets	$79,813	$82,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,165	$6,894
Accrued liabilities	2,174	939
Accrued compensation	9,639	5,404
Accrued royalties	3,285	3,865
Accrued restructuring	541	887
Deferred revenues	7,740	7,139
Total current liabilities	29,544	25,128
Other long-term liabilities	7,736	8,503
Total liabilities	37,280	33,631

Common stock	6	6
Additional paid-in capital	264,229	260,744
Accumulated other comprehensive income	(30)	266
Accumulated deficit	(221,672)	(211,843)
Stockholders' equity	42,533	49,173
Total liabilities and stockholders' equity	$79,813	$82,804

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Revenues	$23,621	$17,680	$45,165	$34,106

Cost of revenues:
Royalties and other cost of revenues	2,137	3,121	4,694	6,961
Amortization of intangible assets	932	703	1,685	1,520
Total cost of revenues	3,069	3,824	6,379	8,481
Gross profit	20,552	13,856	38,786	25,625

Operating expenses:
Research and development	15,697	8,439	30,730	15,605
Sales and marketing	4,701	3,344	9,076	7,101
General and administrative	4,556	3,506	8,922	6,440
Amortization of intangible assets	495	-	990	-
Restructuring charge	320	147	320	637
Total operating expenses	25,769	15,436	50,038	29,783

Loss from operations	(5,217)	(1,580)	(11,252)	(4,158)

Interest and other income/(expense), net:
Interest income	10	7	21	29
Interest expense	(5)	(32)	(9)	(72)
Other income/(expense), net	205	354	(168)	552
Interest and other income/(expense), net	210	329	(156)	509

Loss before income taxes	(5,007)	(1,251)	(11,408)	(3,649)
Income tax benefit/(provision)	2,019	(501)	1,579	(1,275)
Net loss	$(2,988)	$(1,752)	$(9,829)	$(4,924)

Net loss per share - basic and diluted	$(0.05)	$(0.03)	$(0.15)	$(0.09)

Weighted average common shares outstanding - basic and diluted	63,802	54,587	63,516	53,318

Stock-based compensation expense included in:
Research and development	$2,396	$131	$5,656	$231
Sales and marketing	155	94	270	160
General and administrative	487	280	948	511
Total stock-based compensation expense	$3,038	$505	$6,874	$902

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2011	2011	2011	2011	2012	2012

GAAP revenues
Featurephone	$10,478	$8,253	$7,248	$5,112	$4,165	$3,710
Smartphone	5,948	9,427	9,657	10,062	17,379	19,911
Total GAAP revenues	16,426	17,680	16,905	15,174	21,544	23,621

Change in deferred revenues and amortization of in-process development contracts
Featurephone change in deferred revenue	(63)	(6)	5	(20)	(7)	17
Smartphone change in deferred revenue and amortization of in-process development contracts	798	240	875	4,897	57	534
Total change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551

Non-GAAP Revenues
Featurephone	10,415	8,247	7,253	5,092	4,158	3,727
Smartphone	6,746	9,667	10,532	14,959	17,436	20,445
Total non-GAAP Revenues	17,161	17,914	17,785	20,051	21,594	24,172

GAAP gross profit	11,769	13,856	11,147	11,046	18,234	20,552
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551
Amortization of intangible assets	817	703	2,375	1,552	753	932
Change in deferred royalty expense	33	20	1	(99)	60	67
Non-GAAP gross profit	13,354	14,813	14,403	17,376	19,097	22,102

GAAP operating expense	14,347	15,436	18,462	20,807	24,269	25,769
Stock-based compensation	(397)	(505)	(838)	(1,370)	(3,836)	(3,038)
Amortization of intangible assets	-	-	(330)	(495)	(495)	(495)
Transitional costs	-	-	(981)	(326)	(173)	(30)
Change in fair value of Blammo earnout	-	-	178	(117)	(645)	(386)
Restructuring charge	(490)	(147)	-	92	-	(320)
Non-GAAP operating expense	13,460	14,784	16,491	18,591	19,120	21,500

GAAP operating loss	(2,578)	(1,580)	(7,315)	(9,761)	(6,035)	(5,217)
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551
Non-GAAP cost of revenues adjustment	850	723	2,376	1,453	813	999
Stock-based compensation	397	505	838	1,370	3,836	3,038
Amortization of intangible assets	-	-	330	495	495	495
Transitional costs	-	-	981	326	173	30
Change in fair value of Blammo earnout	-	-	(178)	117	645	386
Restructuring charge	490	147	-	(92)	-	320
Non-GAAP operating income/(loss)	(106)	29	(2,088)	(1,215)	(23)	602

GAAP net loss	(3,172)	(1,752)	(6,158)	(10,019)	(6,841)	(2,988)
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551
Non-GAAP cost of revenues adjustment	850	723	2,376	1,453	813	999
Non-GAAP operating expense adjustment	887	652	1,971	2,216	5,149	4,269
Foreign currency exchange loss/(gain)	(198)	(363)	(344)	116	373	(205)
Release of tax liabilities	-	-	-	-	-	(2,427)
Non-GAAP net income/(loss)	$(898)	$(506)	$(1,275)	$(1,357)	$(456)	$199

Reconciliation of net loss and net loss per share:
GAAP net loss per share - basic and diluted	$(0.06)	$(0.03)	$(0.10)	$(0.16)	$(0.11)	$(0.05)
Non-GAAP net income/(loss) per share - basic and diluted	$(0.02)	$(0.01)	$(0.02)	$(0.02)	$(0.01)	$0.00
Shares used in computing Non-GAAP basic net income/(loss) per share	52,048	54,587	60,461	62,973	63,229	63,802
Shares used in computing Non-GAAP diluted net income/(loss) per share	52,048	54,587	60,461	62,973	63,229	69,490

Non-GAAP operating expense break-out:
GAAP research and development expense	$7,166	$8,439	$10,808	$12,660	$15,033	$15,697
Transitional costs	-	-	(219)	(23)	(68)	(1)
Stock-based compensation	(100)	(131)	(356)	(800)	(3,260)	(2,396)
Non-GAAP research and development expense	7,066	8,308	10,233	11,837	11,705	13,300

GAAP sales and marketing expense	3,757	3,344	3,576	3,930	4,375	4,701
Transitional costs	-	-	(2)	(5)	-	-
Stock-based compensation	(66)	(94)	(96)	(95)	(115)	(155)
Non-GAAP sales and marketing expense	3,691	3,250	3,478	3,830	4,260	4,546

GAAP general & administrative expense	2,934	3,506	3,748	3,814	4,366	4,556
Transitional costs	-	-	(760)	(298)	(105)	(29)
Change in fair value of Blammo earnout	-	-	178	(117)	(645)	(386)
Stock-based compensation	(231)	(280)	(386)	(475)	(461)	(487)
Non-GAAP general and administrative expense	$2,703	$3,226	$2,780	$2,924	$3,155	$3,654

Glu Mobile Inc.
Non-GAAP Adjusted EBITDA
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2011	2011	2011	2011	2012	2012

GAAP net loss	$(3,172)	$(1,752)	$(6,158)	$(10,019)	$(6,841)	$(2,988)
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551
Change in deferred royalty expense	33	20	1	(99)	60	67
Amortization of intangible assets	817	703	2,705	2,047	1,248	1,427
Depreciation	427	406	470	543	562	556
Stock-based compensation	397	505	838	1,370	3,836	3,038
Change in fair value of Blammo earnout	-	-	(178)	117	645	386
Transitional costs	-	-	981	326	173	30
Restructuring charge	490	147	-	(92)	-	320
Foreign currency exchange loss/(gain)	(198)	(363)	(344)	116	373	(205)
Interest (income)/expense, net	18	25	(4)	(10)	(7)	(5)
Other non operating expense	-	9	4	-	-	-
Income tax provision/(benefit)	774	501	(813)	152	440	(2,019)
Total Non-GAAP Adjusted EBITDA	$321	$435	$(1,618)	$(672)	$539	$1,158

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenue and Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenue and any associated royalty expense on a straight-line basis over the estimated life of the user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and royalties related to its premium and freemium games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and royalties from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of In-Process Development Contracts. In conjunction with the Griptonite acquisition, Glu assumed the remaining obligations to perform services under Griptonite’s development contracts. The estimated fair value of the future, excess profits from these contracts was recorded in purchase accounting and is amortized as a reduction to revenue as services are performed. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment without taking into consideration any fair value adjustments made for accounting purposes. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that excluding the impact of the amortization of the customer contract value from its operating results is important as they do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Restructuring Charges. Glu undertook restructuring activities in the first, second and fourth quarters of 2011 and the second quarter of 2012 and recorded (1) a non-cash restructuring charge due to vacating a portion of its offices in Russia (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe, Russia and U.S. offices and (3) non-cash adjustments related to initial, estimated restructuring payments no longer deemed payable. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Release of tax liabilities. In the second quarter of 2012 Glu recorded a one-time, non-cash income tax benefit related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Glu believes that this one-time tax benefit does not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this benefit.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2011 and 2012 were as follows (in thousands):

March 31, 2011	$ 198
June 30, 2011	363
September 30, 2011	344
December 31, 2011	(116)
FY 2011	$ 789

March 31, 2012	$ (373)
June 30, 2012	$ 205
FY 2012	$ (168)

CONTACT:
Media & Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com